SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


             Architel Systems Corp. (formerly Accugraph Corporation)
                                (Name of Issuer)


                                     Class A
                         (Title of Class of Securities)


                                    00438E30J
                                 (CUSIP Number)


                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00438E309                   13G                     Page 2 of 16 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Royal Bank Investment Management Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)


________________________________________________________________________________
              5.   SOLE VOTING POWER


NUMBER OF     __________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      N/A
REPORTING     __________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER


              __________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     N/A (less than 5%)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     Foreign Investment Adviser/Mututal Fund Dealer which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00438E309                   13G                     Page 3 of 16 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     RT Investment Management Holdings Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)


________________________________________________________________________________
              5.   SOLE VOTING POWER


NUMBER OF     __________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      N/A
REPORTING     __________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER


              __________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     N/A (less than 5%)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00438E309                   13G                     Page 4 of 16 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Royal Trust Company
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)


________________________________________________________________________________
              5.   SOLE VOTING POWER


NUMBER OF     __________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      N/A
REPORTING     __________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER


              __________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     N/A (less than 5%)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     Foreign Investment Adviser/Mutual Fund Dealer which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00438E309                   13G                     Page 5 of 16 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Royal Mutual Funds Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)


________________________________________________________________________________
              5.   SOLE VOTING POWER


NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      N/A
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER


              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     N/A (less than 5%)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     Foreign Investment Adviser and Mutual Fund Dealer which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"

________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

           Architel Systems Corp. (formerly Accugraph Corporation)

Item 1(b). Address of Issuer's Principal Executive Offices:

           Architel Systems Corp. (formerly Accugraph Corporation)
           Suite 525
           Richardson, Texas 75081
           (972) 907-1295

Item 2(a). Name of Person Filing:

           1.  Royal Bank Investment Management Inc. ("RBIM")
           2.  RT Investment Management Holdings Inc. ("RTIM")
           3.  The Royal Trust Company ("RT")
           4.  Royal Mutual Funds Inc. ("RMFI")

Item 2(b). Address of Principal Business Office or, if None,
           Residence:

           1.  Royal Bank Investment Management Inc.
               Royal Trust Tower, P.O. Box 121
               77 King Street West, Suite 3800
               Toronto, Ontario  M5K 1H1

           2.  RT Investment Management Holdings Inc.
               Royal Trust Tower, P.O. Box 97
               77 King Street West, Suite 3900
               Toronto, Ontario  M5K 1G8

           3.  The Royal Trust Company
               Royal Trust Tower, P.O. Box 7500, Station A
               77 King Street West, 6th Floor
               Toronto, Ontario  M5W 1P9

           4.  Royal Mutual Funds Inc.
               Royal Trust Tower, P.O. Box 7500, Station A
               77 King Street West
               Toronto, Ontario M5W 1P9

Item 2(c). Citizenship:
           Canada

Item 2(d). Title of Class of Securities:
           Class A

Item 2(e). CUSIP Number:
           00438E309

Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        1. Royal Bank Investment Management Inc. is a foreign Investment Adviser which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

        2. RT Investment Management Holdings Inc. is a foreign Parent Holding Company which received SEC no-action relief to file on
               Schedule 13G as a Qualified Institutional Investor.

        3. The Royal Trust Company is a foreign Trust Company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

        4.     Royal Mutual Funds Inc. is a foreign Investment
               Adviser/Mutual Fund Dealer that has received no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

Item 4. Ownership.

      (a)  Amount beneficially owned:

           1.  RBIM - N/A
           2.  RTIM - N/A
           3.  RT   - N/A
           4.  RMFI - N/A

      (b) Percent of class:

           1.  RBIM - N/A (less than 5%)
           2.  RTIM - N/A (less than 5%)
           3.  RT   - N/A (less than 5%)
           4.  RMFI - N/A (less than 5%)

      (c) Number of shares as to which such person has:

           (i)   Sole power to vote or to direct the vote

           (ii)  Shared power to vote or to direct the vote
                 1. RBIM - N/A
                 2. RTIM - N/A
                 3. RT   - N/A
                 4. RMFI - N/A

           (iii) Sole power to dispose or to direct the disposition of

           (iv)  Shared power to dispose or to direct the disposition of
                 1.  RBIM - N/A
                 2.  RTIM - N/A
                 3.  RT   - N/A
                 4.  RMFI - N/A

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     N/A


Item 7. Identification and Classification of the Subsidiary Which
        Acquired the Security Being Reported on by the Parent
        Holding Company.

     Please see attached Exhibit A, Disclosure Respecting Subsidiaries.

Item 8. Identification and Classification of Members of the Group.

     N/A

Item 9. Notice of Dissolution of Group.

     N/A

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                             SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  February 15, 1999
                             -----------------------------
                                        (Date)


                             /s/ Jennifer Lederman
                             -----------------------------
                                      (Signature)


                             Jennifer Lederman /
                             Senior Vice-President,
                             Compliance, Royal Bank
                             Investment Management Inc.
                             -----------------------------
                                     (Name/Title)

                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  February 15, 1999
                              -----------------------------
                                        (Date)


                              /s/ Jennifer Lederman
                              -----------------------------
                                      (Signature)


                              Jennifer Lederman / Senior
                              Vice-President, Compliance,
                              RT Investment Management
                              Holdings
                              -----------------------------
                                      (Name/Title)

                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  February 15, 1999
                              -----------------------------
                                         (Date)


                              /s/ Jennifer I. Lederman
                              -----------------------------
                                       (Signature)


                              Jennifer I. Lederman /
                              Authorized Signing Officer
                              The Royal Trust Company
                              -----------------------------
                                      (Name/Title)

                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  February 15, 1999
                              -----------------------------
                                        (Date)


                                 /s/ Simon Lewis
                              -----------------------------
                                      (Signature)


                              Simon Lewis/
                              President
                              Royal Mutual Funds Inc.
                              -----------------------------
                                     (Name/Title)